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                                                           EXHIBIT 10.19
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 5th day of March 1999, by and among LYN F. KNIGHT, an individual (the "Executive"), LYN F. KNIGHT CURRENCY AUCTIONS, INC. a Delaware corporation (the "Company"), and COLLECTORS UNIVERSE, INC. ("CUI"), which is a Delaware corporation and the parent corporation of the Company.

                                    RECITALS:

         A. The Company is engaged in the business of marketing and selling, rare currencies the value of which are largely predicated on their age, uniqueness, limited availability and condition ("Rare Currencies"), primarily at in-person or telephonic auctions and by means of auctions effectuated over the internet or by other means of electronic commerce (the "Currency Business").

         B. The Company has acquired the Currency Business from Lyn F. Knight Rare Coins, Inc. ("LKRC"), of which Executive was sole shareholder and President for more than 20 years.

         C. CUI and the Company desire that Executive be employed, and Executive desires to serve, as President of the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements of each party to the other set forth herein, the parties hereto, intending to be legally bound, hereby agree, as follows:

         1. Employment.

                  1.1 Position and Responsibilities with the Company. The Executive is hereby employed as the President of the Company, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. In that position, Executive shall be responsible for planning and conducting, each calendar year during the term of this Agreement, major Rare Currency auctions on behalf of the Company that shall be on a scale and scope at least comparable to and shall be conducted substantially in the same manner as the major Rare Currency auctions that have been conducted each year, during the past 8 years, by Executive for LKRC. The number of such major Rare Currency Auctions to be conducted by Executive for the Company each calendar year shall be the number which Executive determines, after consultation with the Chairman and the President of CUI, will enable the Company to maximize the profitability of the Company's Currency Business, while preserving the goodwill of its customers and suppliers. Executive also shall perform such other duties as are assigned to Executive by the Chairman or President of CUI or by its Board of Directors (the "Board"), provided that such other duties are commensurate with his position as President and related to the management of the Currency Business.

                  1.2 No Conflicting Duties.

                           (a) Subject to the exceptions set forth in Paragraph
1.2(c) and in Section 1.3 hereof, during the Executive's employment hereunder, Executive shall devote (i) the full amount of business time necessary to enable him to perform fully and successfully the responsibilities that he has under this Agreement, and (ii) all of his skills and efforts to the diligent and timely performance of those responsibilities. In no event, however, shall the time devoted by Executive to the performance of such responsibilities during each year of the term of this Agreement be less than the average amount of time

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per year expended by him in the performance of his duties as President of LKRC during the past five (5) years.

                           (b) Executive hereby represents and warrants that he
is under no contractual or other commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement, including, but not limited to, any employment, services, consulting, non-competition, trade secret or confidentiality agreements. Without limiting the generality of the foregoing, Executive represents that none of the information that he needs or will use in performing his duties hereunder belongs to any other person or entity.

                           (c) Executive agrees that he shall not serve as an
officer, director, employee, consultant or advisor to any other business without the prior written consent of the Board or otherwise engage in any other business activities, other than personal investing and other business activities which will not interfere with the full, timely and faithful performance by him of his responsibilities under this Agreement.

                  1.3 Certain Exceptions. Notwithstanding anything to the contrary that may be contained elsewhere in this Section 1, Executive shall be permitted to devote a substantial period of his business time to acquiring Rare Currencies for his own account, provided, however, that (i) Executive covenants that, so long as Executive is employed or is receiving any compensation or benefits pursuant to Section 8.2 or Section 8.3 hereof, he shall effectuate all sales and any other dispositions for value of any Rare Currencies that he may acquire or own, or which he may have the right to sell, solely and exclusively through Currency auctions or other Currency sales conducted by the Company on the same terms as the Company effectuates sales of Rare Currencies for unaffiliated customers; and (ii) Executive shall not permit his personal Rare Currency acquisition activities to interfere with his management and conduct of the major Rare Currency Auctions to be conducted by him on behalf of the Company, as provided in Section 1.1 hereof or with the procurement, on a consignment basis, of Rare Currencies required to enable the Company to conduct such major Rare Currency Auctions. The commission schedule set forth in Exhibit A hereto shall apply to sales made by the Company of Rare Currencies owned by Executive.

         2. Term. The term of this Agreement and Executive's employment hereunder shall be approximately five (5) years, effective beginning as of February __, 1999 (the "Effective Date") and ending on January 31, 2004; provided, however, that this Agreement and Executive's employment hereunder shall be subject to earlier termination as provided in Section 7 hereof.

         3. Compensation.

                  3.1 Base Salary. As compensation for all services to be rendered by Executive to the Company, or any of its Affiliates, whether under this Agreement or otherwise, CUI or the Company shall pay to the Executive a base salary of Two Hundred Thousand Dollars ($200,000) each year during the term of this Agreement (the "Annual Base Salary"). The Annual Base Salary shall be paid in periodic installments on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  3.2 Bonus Compensation. During the term of this Agreement Executive shall become entitled to earn bonus compensation on the following terms and conditions:

                           (a) Bonus Schedule. Set forth below are the Company's
respective pre-tax earnings goals for the each of the years during the term of this Agreement commencing with 1999 (the


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"Earnings Goals"). If, in any year during the term of this Agreement, the
Company's pre-tax earnings, as determined on an accrual basis in accordance with the procedures set forth in Paragraph 3.2(d) ("Company Pre-Tax Earnings"), equal or exceed the any of the Earnings Goals established for such year, CUI or the Company shall pay to Executive bonus compensation for such year in the dollar amount that corresponds to such Earnings Goal as indicated in the table below:

            Year           Earnings Goal           Bonus Amount
            ----           -------------           ------------
            1999            $  500,000               $ 50,000
                            $  750,000               $100,000
                            $1,000,000               $150,000
                            $1,500,000               $200,000

            2000            $  750,000               $ 50,000
                            $1,000,000               $100,000
                            $1,250,000               $150,000
                            $1,750,000               $200,000

            2001*           $1,000,000               $ 50,000
            2002*           $1,250,000               $100,000
            2003*           $1,500,000               $150,000
                            $2,000,000               $200,000

----------------

 * The Earnings Goals and Bonus Amounts in the years 2002 and 2003 shall be identical to those applicable in the year 2001.

                           (b) If Executive is employed only for a portion of a
year, rather than a full year (for any reason other than a termination of his employment for Cause, as defined in Paragraph 7.1(c) hereof), but the Company achieves one of the Earnings Goals during the portion of such year that Executive was employed by the Company (a "Partial Year of Employment"), Executive shall be entitled to receive a bonus for such Partial Year of Employment based on the Company Pre-Tax Earnings during and for that Partial Year, which shall be determined by the CPA's, in accordance with the procedures set forth in Paragraph 3.2(d), after the end of the full Year so that year-end accruals can be allocated appropriately to such Partial Year of Employment.

                           (c) In the event that the Company Pre-Tax Earnings
for any such year are less than the lowest Earnings Goal for such year, as set forth in the table above, Executive shall not be entitled to receive a partial or pro-rated bonus pursuant to Paragraph 3.2(a) or Paragraph 3.2(b) computed on the basis of the ratio of the Company's actual net earnings to the lowest Earnings Goal or otherwise; provided, however, that, in such event the Board, in its sole and absolute discretion, may elect to award a discretionary bonus to Executive on such basis and on such terms and conditions as it deems appropriate.

                           (d) The Company Pre-Tax Earnings for each full year
or any Partial Year of Employment will be determined by the Chief financial officer of CUI by (i) determining the Net Revenues of the Company (as defined in Exhibit B hereto) for such year or Partial Year (as the case may be), and (ii) subtracting from such Net Revenues the costs and expenses set forth in Exhibit B hereto. The Net Revenues and such costs and expenses shall be determined on an accrual basis and in accordance with generally accepted accounting principles, consistently applied ("GAAP"), unless otherwise provided in Exhibit B hereto. The determination of Company Pre-Tax Earnings made by the Chief financial officer of CUI shall be communicated in a written report from him or her addressed to the Board that shall also contain the calculation of the Net Revenues of the Company and an itemization of the costs and expenses deducted from such Net Revenues to determine such Pre-Tax Earnings. A true


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and correct copy of such report shall be furnished to Executive, together with payment of any bonus earned under Paragraph 3.2(a) or 3.2(b) within 15 days after that report is received by the Board. If the Executive disagrees with such report, he shall notify the Chairman of CUI, in writing, not later than ten (10) days following the receipt of such report, specifying in reasonable detail the nature of his disagreements and the Chairman and the Executive shall, in good faith, use their reasonable efforts to resolve such dispute within the next succeeding ten (10) days. If they are unable to resolve such dispute the matter will be submitted for resolution to an accounting firm mutually selected by the Chairman and the Executive. The determination of such accounting firm shall be final, non-appealable and binding on the Executive, the Company and CUI. The fees of such accountants shall be paid by the non-prevailing party with respect to such dispute.

                  3.3 Participation in Fringe Benefit Programs. During his employment with the Company, the Executive shall be entitled to participate in all employee benefit plans or programs (including vacation time, sick leave and holidays, but excluding any incentive or bonus compensation plans or programs other than that described in Section 3.2 above) generally available to all employees of Company, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate therein. The Executive's eligibility for participation and his participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all prospective and actual participants therein. Notwithstanding the foregoing, as is the case with all other officers and employees of CUI and its subsidiaries, participation by Executive in any stock option or equity compensation plan shall be determined solely by the Board of Directors of CUI or any committee thereof, in its sole and absolute discretion.

                  3.4 Location of Offices. Executive shall be entitled to maintain his principal office at such location in the Continental United States as he may determine, after consultation with the Company's Chairman. The Company shall pay for the reasonable costs of maintaining such office, including paying the reasonable costs of support staff and of procuring office equipment and supplies and postage, on a basis consistent with the facilities and office costs that Executive was incurring during his employment by LKRC. Executive agrees, however, that nothing in this Section 3.4 is intended to interfere with, and he shall cooperate with, the efforts and actions of CUI to transfer to and consolidate at its headquarters office, in Southern California, a number of administrative services now performed at the local offices of its subsidiaries, including the Company and that such actions may include, without limitation, the transfer of accounting, payroll, accounts payable and receivable and human resources functions to Southern California.

                  3.5 Expense Reimbursement. In accordance with Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses, including reasonable travel expenses, incurred by him in the performance of his duties under this Agreement, subject to the presentment to the Company of reports and receipts identifying the amounts and business purposes of such expenses and the payees thereof.

         4. Confidential Information and Company Property.

                  4.1 Confidential Information.

                           (a) Unless the Board provides its express prior
written consent to the contrary, during the term of this Agreement and at all times thereafter Executive shall hold in strict confidence and shall not disclose to any person or entity, and Executive shall not use, other than for the sole benefit of the Company and CUI, any Confidential Information of the Company or CUI or any of their Affiliates (collectively, including CUI and the Company, the "member companies of the CUI


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Group"). For purposes hereof, "Confidential Information of the member companies of the CUI Group shall mean any (i) financial statements or other financial information or data (historical or prospective) of or relating to any of the member companies of the CUI Group or any customer of any of the member companies of the CUI Group that has not been publicly disclosed by the owner of such information, (ii) software used in any of the businesses of the member companies of the CUI Group, (iii) manufacturing or marketing data and any other information relating to any technique, process, formula, software, invention, developmental or experimental work, work in progress, business methods or trade secrets of any of the member companies of the CUI Group, (iv) information relating to customers or clients of any of the member companies of the CUI Group (including, without limitation, any customer or client list or lists of customer or client sources), (v) information relating to the supply sources for currency and other collectible products obtained for the Company or any of the other members of the CUI Group, (vi) business or marketing plans of the Company or any other of the member companies of the CUI Group, and (vii) any other proprietary, confidential or secret information belonging or relating to any of the member companies of the CUI Group or any of their products or services or other business activities.

                           (b) The foregoing restrictions with respect to the
disclosure of Confidential Information shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Executive shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process or to obtain appropriate protective orders prior to any disclosure by the Executive.

                  4.2 Other Company Property. Upon termination of his employment for any reason whatsoever, Executive shall promptly return and deliver to the Company (i) all documents, records, notebooks, work papers and all similar repositories containing any Confidential Information of any of the member companies of the CUI Group or any other information belonging to or concerning any of the member companies of the CUI Group or any of their respective customers or suppliers, whether prepared by Executive, the Company, CUI or anyone else, and (ii) all other property of any of the member companies in Executive's possession, such as, but not limited to, computers, printers and other computer accessories, software products, telephones, pagers and other communication devices, furniture and keys.

         5. Covenants Against Actions Damaging the CUI Group.

                  5.1 Executive agrees that, during the term of this Agreement or at any time thereafter, he will not (i) make any claim that he has any right, interest or title, of any kind or nature whatsoever, in or to any of the assets of the Company or any of the other member companies of the CUI Group, or any improvements or enhancements thereto or derivative works derived or developed therefrom, or in or to any products, methods, practices, processes, discoveries, ideas, inventions, software, improvements, enhancements, devices, creations, business plans or systems relating to any of the respective businesses of, or used, developed, invented or discovered by, any of the member companies of the CUI Group or by Executive at any time during his employment either with Company or any of the other member companies of the CUI Group, or (ii) disclose any of such matters to any third party. Executive further agrees that, at the request of the Company or CUI, at any time during or after his employment with Company, he will assign to the Company or to such other member company of the CUI Group that is designated by the Company or CUI, all rights, title and interests that he may have in or to any inventions, works of authorship, software, developments, improvements, enhancements or trade secrets, patents, copyrights or other proprietary or intellectual property that he may develop during the course of his employment with the Company or any of the other member companies of the CUI Group


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and will execute, acknowledge and deliver to the Company or CUI such documents and instruments as the Company or CUI may reasonably require to evidence or effectuate all such assignments.

                  5.2 Executive further agrees that during the term of this Agreement, and for a period of two (2) years following the termination (for any reason) of his employment with Company he shall not, whether for himself or on behalf of or in conjunction with any third party, (i) hire any employee of the Company, CUI or any Affiliate thereof, or induce or entice any such employee to leave his or her employment with Company, CUI or any Affiliate, other than Deborah Knight and Stockholder's Secretary, and (ii) attempt to induce any person that, at the time of or within the 12 months immediately preceding the termination of his employment, was a customer of or supplier to the Company, CUI or any of their Affiliates to cease doing business, or to reduce the volume of business that such customer or supplier had been doing, with Company, CUI or any such Affiliate.

         6. Non-Competition.

                  6.1 Executive agrees that during the term of this Agreement he will not engage, either directly or indirectly, in any Competitive Activities (as hereinafter defined).

                  6.2 In addition, if Executive's employment is terminated pursuant to Section 7.2 or Section 7.3 hereof, and Executive engages in any Competitive Activities, or breaches any of his obligations under Section 1.3,
Section 4 or Section 5 of this Agreement, at any time during the period he is receiving Severance Compensation under Section 8.2 or Continuing Compensation under Section 8.3, then, without limiting any other rights or remedies that the Company or CUI may have by reason of any such breach, Executive's right to receive such Severance Compensation or Continuing Compensation (as the case may be), and any other amounts under this Agreement (including any amounts otherwise payable under Section 8 hereof), shall terminate automatically and without the necessity of any further action on the part of the Company or Executive.

                  6.3 For purposes of this Section 6, Executive shall be deemed to be engaged in "Competitive Activities" in violation of this Agreement if:

                           (a) Executive engages, either directly or indirectly,
in any business or business activities that compete with or are substantially similar to the Currency Business (as defined in the Recitals to this Agreement) or in any other business activities in which the Company may engage during the term of Executive's employment with the Company ("Other Businesses"); or

                           (b) Executive participates in, or provides any
assistance (financial, advisory or other and whether as employee, employer, consultant, agent, principal, partner, stockholder, lender, officer, director, manager, or in any other representative capacity) to, any person, corporation, or other business entity that engages or is proposing to engage in, any business or business activities that compete with or are substantially similar to the Currency Business or any Other Businesses in which the Company may engage during the term of Executive's employment with the Company.

                  Notwithstanding the foregoing, however, (i) the ownership, in the aggregate, by Executive or his Affiliates of up to one percent (1%) of the outstanding shares of any class of equity securities of any corporation that are listed for trading on the New York or American Stock Exchanges or on the NASDAQ National Market System and engage in the Currency Business or any Other Businesses, (ii) Executive's engaging or participation in any of the businesses set forth in Exhibit C hereto (the "Exhibit C Businesses") (which Executive represents are businesses in which he currently engages when not engaged or required to be engaged in the Currency Business), shall not constitute a breach of this


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Section 6, so long as those Exhibit C Businesses do not conduct sales by internet or electronic commerce auctions. In addition, Executive shall not be deemed to have breached his obligations under this Section 6 or under Section
1.3 by reason of the fact that he sells any collectible items or products, such as rare coins, to or by means of the services or facilities of companies or entities other than member companies of the CUI Group (as hereinabove defined), so long as such collectible items or products do not include any Rare Currencies.

                  6.4 In furtherance and not in limitation of the foregoing provisions of this Section 6, should the duration or geographical extent of, or business activities covered by any provision of this Section 6, or any of the provisions of Sections 4 or 5 of this Agreement, be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities (as the case may be) which may validly and enforceably covered under applicable law. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that such provisions shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         7. Termination Prior to Expiration of the Term.

                  7.1 Terminations Other than without Cause.

                           (a) Disability. Executive's employment shall
terminate immediately, without notice, upon the Executive's becoming totally disabled. For purposes of this Agreement, the term "totally disabled" or "total disability" means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of 120 or more consecutive days, or for an aggregate of 180 days (whether or not consecutive) in any 12-month period, as determined by Company's Board.

                           (b) Death of Executive. Executive's employment shall
terminate immediately, without notice, upon the death of Executive.

                           (c) Termination for Cause. The Company may, in the
manner hereinafter set forth in this Paragraph 7.1(c), terminate Executive's employment at any time for "Cause" (as hereinafter defined). For purposes hereof "Cause" shall exist and the Company shall be entitled to terminate Executive's employment pursuant to this Paragraph 7.1(c), if:

                                    (i) Executive has committed a material
         breach of his duty of loyalty to Company or CUI or has violated any conflict of interest policy of CUI or the Company; or

                                    (ii) Executive has committed an act or has
         failed to act, where such act or failure to act constitutes intentional misconduct, a reckless disregard of the consequences of such act or failure to act, or gross carelessness by Executive; or

                                    (iii) Executive has committed an act that
         (A) under applicable law or government regulations, could be held to constitute the commission of a felony, or a misdemeanor involving moral turpitude or (B) constitutes a violation of any statute that is enforced by or any regulation of a federal or state regulatory agency that has jurisdiction over the Company's operations, if that violation could subject the Company, CUI or any Affiliate to civil or criminal penalties or fines or material civil liabilities; or


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                                    (iv) Executive commits a breach of any of
         his covenants contained in any of Sections 1.3, 4, 5 or 6 hereof; or

                                    (v) Executive willfully commits any other
         breach of this Agreement, or of any material duties assigned to Executive, in accordance with Section 1 of this Agreement, by the Chairman or Board, or Executive habitually neglects his duties under this Agreement.

Any termination of Executive's employment for Cause pursuant to this Paragraph 7.1(c) shall be effective on thirtieth (30th) day following the date of such written notice of termination unless Executive effectuates such cure within that thirty (30) day period, in which case the notice of termination shall be rescinded. Notwithstanding the foregoing, however, if there occurs an event constituting Cause which Executive does cure within such thirty (30) day period, but another event constituting Cause occurs within the succeeding twelve (12) months, then, unless the Company otherwise agrees, termination by reason of such other event constituting Cause shall be effective immediately on the giving of notice of such termination to Executive.

                  7.2 Termination Due to Company Performance. Executive`s employment may be terminated by the Company, if the Company's performance, measured in the manner set forth in Exhibit D hereto, falls below the minimum performance requirements set forth in that Exhibit (a "Performance-Based Termination"). Any such termination shall be effective on thirty (30) days prior written notice to Executive; provided, however, that in such event Executive shall become entitled to the Severance Compensation set forth in Section 8.2 of this Agreement.

                  7.3 Termination without Cause. The Company may terminate Executive's employment, effective on not less than 30 days' prior written notice, for any reason other than those set forth in Sections 7.1 and 7.2 hereof (hereinafter, a "Termination without Cause"); provided, however, that in such event Executive shall continue to receive the compensation that he would have received under this Agreement had he remained employed hereunder for the remainder of the original term of this Agreement in accordance with Section 8.3 hereof. In the event that the Company commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of its receipt of a written notice from Executive specifying the nature of such breach, Executive's sole right and remedy shall be to terminate his employment effective on ten (10) days' prior written notice to the Company, and to receive the compensation set forth in Section 8.3 hereof, to the same extent and with the same consequences as if such breach by the Company constituted a Termination without Cause of Executive's employment.

         8. Compensation upon the Termination of the Executive's Employment by the Company.

                  8.1 Termination due to Disability or Death or for Cause. In the event that the Executive's employment is terminated by the Company pursuant to Paragraph 7.1(a), Paragraph 7.1(b) or Paragraph 7.1(c) above, then, he shall not be entitled to any compensation, nor shall the Company have any obligation to pay any sum or have any liability to Executive whether as compensation for his services or as a result of such termination of employment, or otherwise, other than (i) the portion of his then current Annual Base Salary which has accrued through, but was unpaid as of, the date of such termination of employment; (ii) if and to the extent unpaid as of the effective date of such termination of employment, any bonus earned for the calendar year immediately preceding the year in which such termination occurred, and (iii) solely in the case of a termination pursuant to Paragraph 7.1(a) or Paragraph 7.1(b), any partial bonus earned for the year in which such termination occurred as provided in Paragraph 3.2(b) of this Agreement.


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                  8.2 Section 7.2 Termination. In the event that Executive
ceases to be employed due to a Performance-Based Termination as provided in
Section 7.2 above, Executive shall not be entitled to any compensation, nor shall the Company have any obligation to pay any sum or have any liability to Executive whether as compensation for his services or as a result of such termination of employment, or otherwise, other than (i) the portion of his then current Annual Base Salary which has accrued through, but was unpaid as of, the date of such termination of employment, (ii) if and to the extent unpaid as of the effective date of such termination of employment, any bonus earned for the calendar year immediately preceding the year in which such termination occurred, and (iii) subject to Section 6.2 hereof, severance payments in an aggregate amount (the "Severance Compensation") equal to the lesser of (A) one year's Annual Base Salary (as then in effect) or (B) the result obtained by multiplying one-twelfth (1/12th) of Executive's then current Annual Base Salary by the number of months then remaining in the term of this Agreement (the "Severance Period"), which shall be payable in installments in the same amounts and at the same times as the installments of Executive's Annual Base Salary would have been paid hereunder had he been employed by the Company for the remainder of the Severance Period.

                  8.3 Section 7.3 Termination. In the event that Executive ceases to be employed by the Company by reason of the Termination without Cause pursuant to Section 7.3 above (including a termination of Executive's employment by Executive due to a material breach of this Agreement by the Company which goes uncured), as his sole and exclusive remedy therefor, Executive shall be entitled, subject to Section 6.2 of this Agreement, to continue receiving for the remainder of the original five (5) year term of this Agreement: (i) his Annual Base Salary as in effect on the date of such termination, which shall be paid in installments at the times and in the amounts that he would have received had he remained in the Company's employ for the remainder of the original term of this Agreement, (ii) [the bonuses he would have received pursuant to Paragraph 3.2(a) if there had not been such a termination, at the times he would have received them,] and (iii) the health insurance benefits he would have received during the remainder of the original term of this Agreement had there been no such termination (collectively, the "Continuing Compensation").

                  8.4 Timing of Payments and Withholding. All payments required to be made by the Company to the Executive pursuant to this Section 8, including, but not limited to, any Severance Compensation or any Continuing Compensation that may become payable pursuant to Section 8.2 or Section 8.3 hereof, shall be paid in accordance with the Company's normal payroll procedures and policies and will be subject to withholding of all payroll and similar taxes required, under applicable law to be withheld by the Company.

         9. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to (i) CUI, (ii) an Affiliate of the Company or of CUI, or (iii) to any unaffiliated corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

         10. Injunctive Relief. Executive is being employed by the Company due to his knowledge of the industry in which the Company conducts business and his substantial experience and his record of achievement as President of the Company prior to its acquisition by CUI. The parties acknowledge, and Executive agrees, that for these reasons, it would be difficult to compensate the Company or CUI fully for the damages they would incur if Executive were to violate or breach any of his material obligations under this Agreement, which shall include, without limitation, the Executive's obligations under

Sections 1.3, 4, 5 and 6.1 hereof. Accordingly, Executive specifically agrees that each of the Company and CUI, individually or jointly, shall be entitled to temporary, preliminary and permanent injunctive relief to halt a breach or to prevent a threatened breach of this Agreement by Executive and to the remedy of specific enforcement of Executive's obligations under this Agreement, without any obligations on the part of the Company or CUI either (i) to join the other in any proceeding brought to obtain such relief or remedies, or (ii) to post a bond or cash or other security in connection therewith. Nothing herein, however, shall diminish the right of the Company and the right of CUI to claim and recover monetary damages in addition to injunctive relief and specific performance.

         11. Miscellaneous.

                  11.1 Governing Law. This Agreement is deemed to have been made in the State of Michigan, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of Kansas for contracts made and to be performed in that state. Notwithstanding the foregoing, in the event any party hereto chooses or is required to initiate any legal action or proceeding to enforce its rights hereunder, such action or proceeding shall be brought and maintained exclusively in the Superior Court for the County of Orange, in California and each party agrees to accept, and not to challenge, the jurisdiction of such court over the parties and the subject matter of such action or proceeding or the convenience of the forum and to accept and not to challenge the adequacy of service by certified or registered mail. The prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys fees and disbursements, expert witness fees and disbursements and other costs of suit from the non-prevailing party. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY SUCH ACTION OR PROCEEDING, IRRESPECTIVE OF WHICHEVER PARTY MAY BRING ANY SUCH ACTION OR PROCEEDING.

                  11.2     Prior Agreements.

                           (a) This Agreement contains the entire agreement of
the parties relating to Executive's employment with the Company and supersedes all prior or concurrent agreements and understandings with respect thereto between them, and the parties hereto have made no agreements, representations or warranties relating to such employment which are not set forth herein. Executive further acknowledges and agrees that, except as otherwise provided in Paragraph 11.2(b) hereof, there are no agreements or understandings between him and CUI regarding his employment or any of the other matters contained in this Agreement.

                           (b) Concurrently herewith Executive and CUI are
entering into a Contribution and Acquisition Agreement (the "Contribution Agreement"), which provides for the contribution by Executive to CUI of Executive's entire ownership interest in the Company and a Non-Competition Agreement (the "Non-Competition Agreement") on which CUI is and will be relying in entering into, and paying to Executive the consideration for such ownership interest in the Company pursuant to, the Contribution Agreement. Notwithstanding anything to the contrary contained in this Section 11.2, nothing in this Agreement shall diminish or adversely affect any of the rights of CUI or any of the obligations of Executive under the Contribution Agreement or the Non-Competition Agreement. Executive acknowledges and agrees that (i) he has received separate consideration for his covenants and agreements under the Contribution Agreement and such Non-Competition Agreement and (ii) each of the Contribution Agreement and the Non-Competition Agreement are obligations of his that are separate and independent of his obligations under this Agreement and
(iii) each of the Contribution Agreement and the Non-Competition Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement or Executive's employment with the Company.

                  11.3 Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

                  11.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  11.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  11.6 Severability. If, but only to the extent that, any provision of this Agreement shall be invalid or unenforceable, then, subject to the provisions contained in Section 6.4 hereof, such offending provision shall be deleted from this Agreement, but only to the extent necessary to preserve the validity and effectiveness of this Agreement to the fullest extent permitted under applicable law.

                  11.7 Interpretation. This Agreement is the result of arms-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision. Unless otherwise indicated elsewhere in this Agreement, (a) the term "or" shall not be exclusive, (b) the term "including" shall mean "including, but not limited to," (c) the terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.

                  11.8 Affiliate. As used in this Agreement, the term "Affiliate"(when used with reference to the Company or CUI, as the case may be) means any corporation, association or other business entity (i) which owns or controls more than 50% of the total voting power of the Company or CUI (as the case may be) or, (ii) of which more than 50% of the shares of stock or other ownership interests entitled to vote in the election of directors, managers, or trustees thereof is owned or controlled, directly or indirectly, by the Company or CUI (as the case may be), and in the case of the Company, includes CUI.

                  11.9 CUI as Third Party Beneficiary. CUI is an intended third party beneficiary of the covenants and agreements of Executive hereunder and shall be entitled to enforce such covenants and agreements independently of the Company.

                  11.10 Notices. The Notice provisions of and the addresses of the parties hereto that are contained in the Contribution Agreement are incorporated herein by this reference and made an integral part of this Agreement.

                  11.11 Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

"EXECUTIVE"                                LYN KNIGHT CURRENCY AUCTIONS, INC.

                                           a Delaware corporation


/s/ Lyn F. Knight                          By: /s/ David Hall
---------------------------------              ---------------------------------
Lyn F. Knight                                  David Hall, Chairman

                                           COLLECTORS UNIVERSE, INC.


                                           By: /s/ David Hall
                                               ---------------------------------
                                               David Hall, Chairman

                                    EXHIBIT B

                            NET REVENUES AND EXPENSES

         A. Definition and Determination of Net Revenues: Net Revenues of the Currency Business shall consist of (i) all commissions paid to the Company by customers who have consigned Currencies to the Company for sale by the Company to prospective purchasers, and (ii) all fees paid to the Company by purchasers of Currencies sold by the Company.

         B. Expenses:

                  The following costs and expenses shall be deducted from Net Revenues of the Company to determine the Company Pre-Tax Earnings for any year or Partial Year (as the case may be):

                  1. Salaries and other compensation paid and the costs of employee benefits provided to Executive, and to Deborah Knight and other personnel employed at Executive's principal offices (the "Principal Offices") or any other offices established at the request or direction, or with the approval, of the Executive ("Additional Offices").

                  2. Fees or charges and reimbursable expenses of consultants and independent contractors whose services are retained by or at the direction or with the approval of Executive.

                  3. Rent and other amounts paid or payable under any real property lease where the Principal Offices and any Additional Offices are located, under leases for office or other equipment that is located or used at the Principal Offices or at any Additional Offices or at any auction sites or for mobile equipment (such as, but not limited to mobile phones, laptop or portable computers or pagers) used by Executive or any of the employees referenced in Paragraph 1 above (the "Other Personnel").

                  4. Depreciation and/or amortization of (i) equipment and leasehold improvements owned by the Company or CUI that are located at the Principal Offices or Additional Offices and (ii) goodwill and other amortizable intangibles.

                  5. The costs and expenses of planning and conducting Rare Currency and other Collectibles Auctions conducted by the Company, including, but not limited to, all related marketing and sales expenses and the costs of printing and preparing catalogues and advertising materials.

                  6. The costs of all general Company advertising conducted at the direction or with the approval of Executive.

                  7. All travel costs and expenses (including costs of accommodations while traveling) and all entertainment costs incurred by the Executive or the Other Personnel in connection with the conduct of the Currency Business which are reimbursable by the Company under its expense reimbursement policies.

                  8. Costs of Insurance required for the conduct of the Company's Business.

                  9. All legal fees and expenses and other liabilities and costs incurred in connection with any legal actions or proceedings arising out of the conduct of the Company's Currency Business.

                  10. Reserves for bad debts and other contingencies arising out of the Company's Business, determined in accordance with GAAP consistently applied.

                  11. All government filing fees and licensing and permit fees and charges required to be paid by the Company in connection with the conduct of its business.

                  12. Charges for services rendered to the Company by CUI, or any of the other member companies of the CUI Group, at the direction or with the approval of the Executive, including software programming and support services related to the establishment and operation of internet and electronic Currency Auctions.

                  13. An administrative charge levied by CUI for administrative and support services rendered by it or any of the other member companies of the CUI Group, the amount of which shall not exceed the lesser of ____ percent of CUI's consolidated administrative and overhead charges, or the Company's pro rata share of CUI's consolidated administrative and overhead charges based on the ratio of the Company's Net Revenues to the consolidated Net Revenues of CUI.

                  14. All rebates and discounts extended to customers that have not already been netted against gross revenues to arrive at Net Revenues.

                  15. Any expenses incurred due to cancelled sales or returns from purchasers of Rare Currencies approved by Executive, to the extent not netted against gross revenues to arrive at Net Revenues.


                                      -2-